PRESS RELEASE Source:                    First Trust Active Dividend Income Fund


FIRST TRUST ACTIVE DIVIDEND INCOME FUND ANNOUNCES MODIFIED INVESTMENT STRATEGY AND ADDITION OF OPTION OVERLAY STRATEGY.

WHEATON, IL -- (BUSINESS WIRE) -- June 18, 2012 --First Trust Active Dividend Income Fund (the "Fund") (NYSE: FAV) announced that its Board of Trustees has approved certain modifications to the Fund's current investment strategy including the utilization of an option overlay strategy ("Option Strategy") alongside a buy and hold equity dividend value strategy. The Fund will continue to seek the same investment objective of a high level of current income, combined with its secondary objective of capital appreciation. Specifically, the Fund will seek to blend the equity dividend value strategy with the Fund's current dividend capture strategy. The equity dividend value strategy will tend to focus on companies that have consistent or growing distribution histories and long-term asset appreciation potential over time. The Option Strategy will be implemented on the equity dividend value portion of the Fund with the goal of generating income for the Fund.

The goal of the Option Strategy is to generate income from option premiums in an attempt to enhance the distributions payable to shareholders and reduce overall portfolio volatility. The Fund generally will write "at-the-money" or "out-of-the-money" call options with strike prices that are equal to or higher than the market price of the underlying security at the time the option is written. The Option Strategy will be managed by the Alternatives Group at First Trust Advisors L.P. ("FTA"), the investment advisor to the Fund. The Fund will write call options on index and single stock options on up to 50% of the Fund's portfolio value. Individual call options will only be written on stocks held by the portfolio. The initial option overwrite is expected to be between 10% and 25% of the portfolio's equity exposure. The Option Strategy will commence on or about August 20, 2012, approximately 60 days after the anticipated mailing of notice to Fund shareholders. For further information, please go to the Fund's website at www.ftportfolios.com.

FTA, the Fund's investment advisor, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $53 billion as of May 31, 2012 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Aviance Capital Management, LLC, the Fund's investment sub-advisor, focuses on managing multi-cap value and growth portfolios.

Past performance is not indicative of future results. Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: Investment in this Fund involves investment and market risk; management risk; common stock risk; option risk; sub-advisor risk; value investing risk; dividend strategy risk; MLP risk; qualified dividend income tax risk; equity securities risk; small and medium cap company risk; non-U.S. securities risk; and emerging markets risk. The risks of investing in the Fund are detailed in the prospectus, shareholder reports and other regulatory filings.

The Fund may write (sell) covered call options on a portion of the equity securities held in the Fund's portfolio as determined to be appropriate by the Fund's investment advisor and investment sub-advisor, consistent with the Fund's investment objectives. The ability to successfully implement the Fund's investment strategy depends on the investment advisor's and the investment sub-advisor's ability to predict pertinent market movements, which cannot be assured. Thus, the use of options may require the Fund to sell portfolio securities at inopportune times or for prices other than current market values, may limit the amount of appreciation the Fund can realize on an investment, or may cause the Fund to hold an equity security that it might otherwise sell. There can be no assurance that a liquid market for the options will exist when the Fund seeks to close out an option position. Additionally, to the extent that the Fund purchases options pursuant to a hedging strategy, the Fund will be subject to additional risks. Covered call option premiums will be treated by the Fund as either short-term or long-term capital gain or loss, depending whether the call option expires, is exercised or cancelled pursuant to a covering transaction, and the timing of such transaction. Thus, the fund cannot assure any level of any regular quarterly distributions of net investment income (income other than net long-term capital gain) that will be treated as ordinary income, cannot assure any level of capital gain distributions, and cannot assure any ratio of regular quarterly distributions to capital gain distributions.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.


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Contact:
Press Inquiries           Jane Doyle                630-765-8775
Analyst Inquiries         Jeff Margolin             630-915-6784
Broker Inquiries          Jeff Margolin            630-915-6784


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Source: First Trust Active Dividend Income Fund